Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271197

PROXY STATEMENT/PROSPECTUS SUPPLEMENT NO. 1

(to Proxy Statement/Prospectus dated November 13, 2023)

CHAVANT CAPITAL ACQUISITION CORP.

PROSPECTUS FOR
32,406,330 SHARES OF CLASS A COMMON STOCK (INCLUDING SHARES OF
CLASS A COMMON STOCK UNDERLYING WARRANTS) AND
6,000,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK OF
CHAVANT CAPITAL ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION
INCORPORATED IN THE STATE OF DELAWARE AND RENAMING
AS MOBIX LABS, INC. IN CONNECTION WITH THE DOMESTICATION)

This Proxy Statement/Prospectus Supplement No. 1 (this “Supplement”) supplements the proxy statement/prospectus dated November 13, 2023 that was mailed by Chavant Capital Acquisition Corp., a publicly traded special purpose acquisition company incorporated under the laws of the Cayman Islands (“Chavant”), to its stockholders on or about November 15, 2023 (as supplemented, the “Proxy Statement/Prospectus”), in connection with the proposed business combination among Chavant, CLAY Merger Sub II, Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of Chavant (“Merger Sub”), and Mobix Labs, Inc., a Delaware corporation (“Mobix Labs”). Chavant filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) as part of (i) a registration statement on Form S-4 (Registration No. 333-271197), which was declared effective on November 13, 2023 by the SEC, and (ii) a registration statement on Form S-4 pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, which was filed with the SEC on November 30, 2023. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus.

The purpose of this Supplement is to update and supplement the information contained in the Proxy Statement/Prospectus with information contained in the Current Report on Form 8-K (the “Current Report”) filed by Chavant with the SEC on November 30, 2023. The Current Report is attached to, and forms a part of, this Supplement.

This Supplement modifies and supersedes, in part, the information in the Proxy Statement/Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any amendments or supplements thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in the Current Report shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus, and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS ” BEGINNING ON PAGE 59 OF THE PROXY STATEMENT/PROSPECTUS.

The SEC and state securities regulators have not approved or disapproved these securities, or determined if the Proxy Statement/Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is November 30, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2023

CHAVANT CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40621	98-1591717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, 9th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 745-1086

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one ordinary share, par value $0.0001 per share, and three-quarters of one redeemable warrant	CLAYU	The Nasdaq Stock Market LLC
Ordinary shares, par value $0.0001 per share	CLAY	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one ordinary share, each at an exercise price of $11.50 per share	CLAYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously announced, on November 15, 2022, Chavant Capital Acquisition Corp., a publicly traded special purpose acquisition company incorporated under the laws of the Cayman Islands (“Chavant”), CLAY Merger Sub II, Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of Chavant (“Merger Sub”), and Mobix Labs, Inc., a Delaware corporation (the “Company” or “Mobix Labs”), entered into a business combination agreement (as amended, supplemented or otherwise modified, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Mobix Labs, with Mobix Labs surviving the merger as a wholly-owned direct subsidiary of Chavant (the “Merger” and, together with the other transactions related thereto, the “Proposed Transaction”). Upon closing of the Proposed Transaction, the combined company will be named Mobix Labs, Inc. (referred to herein as “Mobix”).

In connection with the Proposed Transaction, Chavant filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended (File No. 333-271197), containing a proxy statement/prospectus which was declared effective on November 13, 2023, and on November 15, 2023, Chavant filed a definitive proxy statement/prospectus with the SEC dated November 13, 2023 (the “Proxy Statement/Prospectus”). Capitalized terms not defined herein have their meanings defined in the Proxy Statement/Prospectus.

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 2 to the Business Combination Agreement

On November 26, 2023, Chavant entered into Amendment No. 2 (“Amendment No. 2”) to the Business Combination Agreement. Pursuant to Amendment No. 2, Chavant, Mobix Labs and Merger Sub have agreed, among other things, to (i) make certain adjustments to the exchange ratio provided for in the Business Combination Agreement such that a ratio of one-to-one is used as the per share exchange ratio to determine the number of shares of Class A Common Stock and Class B Common Stock into which capital interests in Mobix Labs would convert, (ii) further extend the date by which the Proposed Transaction must be completed from November 22, 2023 to January 22, 2024 and (iii) delete the condition to closing of the business combination that Chavant have at least $5,000,001 of net tangible assets after giving effect to the PIPE Private Placement in accordance with the terms of the PIPE Subscription Agreement and following the exercise of redemption rights by Chavant’s Public Shareholders in accordance with Chavant’s Existing Charter.

In consideration for delivering the consent on November 26, 2023 to Amendment No. 2 pursuant to the PIPE Subscription Agreement (the “PIPE Subscription Agreement”), dated as of November 15, 2022, by and among Mobix Labs, Chavant and ACE SO4 Holdings Limited (the “PIPE Investor”), Mobix Labs issued to the PIPE Investor a warrant on November 26, 2023 to purchase 700,000 shares of common stock of Mobix Labs at an exercise price of $0.01 per share (the “PIPE Warrant”), pursuant to the Warrant Subscription Agreement (the “Warrant Subscription Agreement”), dated as of November 26, 2023, by and between Mobix Labs and the PIPE Investor. The PIPE Warrant becomes exercisable on the substantially concurrent closing of the PIPE Subscription Agreement and terminates on the earlier to occur of the closing of the Proposed Transaction and the termination of the Business Combination Agreement. The PIPE Warrant will convert into 700,000 shares of Class A Common Stock of New Mobix Labs at the closing of the Proposed Transaction.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by the full text of Amendment No. 2, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Promissory Note

On November 30, 2023, Chavant issued an unsecured note (the “Promissory Note”) in the aggregate principal amount of up to $325,000 to its sponsor, Chavant Capital Partners LLC (the “Sponsor”). The Promissory Note bears interest at the rate of 10.0% per annum and is payable in full in cash upon the earlier of (i) the consummation of the Proposed Transaction and (ii) one year from the date of issuance. Chavant issued the Promissory Note in consideration for a loan from the Sponsor to fund, among other things, certain transaction costs of the Company in connection with Proposed Transaction. Funds will be provided to the Sponsor for purposes of the loan by an entity affiliated with an existing investor in the Sponsor, the Chief Executive Officer of the Company and the Chairman of the board of directors of the Company or an entity affiliated with him. If the Company completes a business combination, it may repay such loaned amounts out of the proceeds of the Trust Account. In the event that a business combination does not close, the Company may use its working capital held outside of the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

The foregoing description of the Promissory Note is qualified in its entirety by reference to the full text of the Promissory Note, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K regarding the issuance of the Promissory Note is incorporated by reference herein.

Item 8.01	Other Events.

This Current Report on Form 8-K is being filed in order to, among other things, update and supplement the information in the Proxy Statement/Prospectus by providing the supplemental disclosures set forth in Exhibit 99.1 attached hereto (the “Supplemental Disclosures”), which is incorporated herein by reference. The Supplemental Disclosures should be read in conjunction with the Proxy Statement/Prospectus. If there is any inconsistency between the information in the Proxy Statement/Prospectus and the Supplemental Disclosures, you should rely on the information in the Supplemental Disclosures.

Important Information About the Proposed Transaction and Where to Find It

In connection with the Proposed Transaction, Chavant filed a registration statement on Form S-4 (File No. 333-271197) (as amended, the “Registration Statement”) with the SEC, which includes a proxy statement with respect to the stockholder meeting of Chavant to vote on the Proposed Transaction and a prospectus with respect to the combined company’s securities to be issued in connection with the Proposed Transaction. The Registration Statement was declared effective by the SEC on November 13, 2023. The definitive proxy statement/prospectus has been sent to all Chavant stockholders. Chavant also will file with the SEC other documents regarding the Proposed Transaction, including this Prospectus Supplement No. 1 filed concurrently with the filing of this current report on Form 8-K (“Prospectus Supplement No. 1”).

Before making any voting decision with respect to the Proposed Transaction, investors and security holders of Chavant are urged to read the Registration Statement, the proxy statement/prospectus, and amendments thereto, and the definitive proxy statement/prospectus in connection with Chavant’s solicitation of proxies for its shareholders’ meeting to be held to approve the transaction, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transaction as they become available, because they will contain important information about Chavant, Mobix Labs and the Proposed Transaction.

Investors and securityholders will be able to obtain free copies of the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Chavant through the website maintained by the SEC at www.sec.gov.

The documents filed by Chavant with the SEC also may be obtained free of charge at Chavant’s website at www.chavantcapital.com or upon written request to: Chavant Capital Acquisition Corp., 445 Park Avenue, 9th Floor New York, NY 10022.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS FORM 8-K, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS FORM 8-K. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in Solicitation

Mobix Labs and Chavant and their respective directors and officers and other members of management may, under SEC rules, be deemed to be participants in the solicitation of proxies from Chavant’s stockholders with the Proposed Transaction and the other matters set forth in the Registration Statement. Information about Chavant’s directors and executive officers is set forth in Chavant’s filings with the SEC, including Chavant’s 2022 Form 10-K and the Registration Statement. Additional information regarding the direct and indirect interests, by security holdings or otherwise, of those persons and other persons who may be deemed participants in the Proposed Transaction may be obtained by reading the proxy statement/prospectus regarding the Proposed Transaction when it becomes available. You may obtain free copies of these documents as described above under “Important Information About the Proposed Transaction and Where to Find It.”

Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this Form 8-K, including statements regarding the benefits of the Proposed Transaction and the anticipated timing of the completion of the Proposed Transaction, the products offered by Mobix Labs and the markets in which it operates, the expected total addressable markets for the products offered by Mobix Labs, the advantages of Mobix Labs’ technology, Mobix Labs’ competitive landscape and positioning, and Mobix Labs’ growth plans, strategies and projected future results, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Chavant and its management, and Mobix Labs and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to:

•	the risk that the Proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Chavant’s securities;
•	the risk that the Proposed Transaction may not be completed by Chavant’s deadline for the Proposed Transaction and the potential failure to obtain an extension of the deadline for the Proposed Transaction if sought by Chavant;
•	the failure to satisfy the conditions to the consummation of the Proposed Transaction, including the adoption of the Business Combination Agreement by the shareholders of Chavant and the satisfaction of the minimum cash amount following redemptions by Chavant’s public shareholders;
•	the lack of a third party valuation in determining whether or not to pursue the Proposed Transaction;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;
•	the effect of the announcement or pendency of the Proposed Transaction on Mobix Labs’ business relationships, performance, and business generally;
•	risks that the Proposed Transaction disrupts current plans of Mobix Labs and potential difficulties in Mobix Labs’ employee retention as a result of the Proposed Transaction;
•	the outcome of any legal proceedings that may be instituted against Mobix Labs or against Chavant related to the Business Combination Agreement or the Proposed Transaction;
•	failure to realize the anticipated benefits of the Proposed Transaction;
•	the inability to meet and maintain the listing of Chavant’s securities (or the securities of the post-combination company) on Nasdaq;
•	the risk that the price of Chavant’s securities may be volatile due to a variety of factors, including changes in the highly competitive industries in which Mobix Labs plans to operate, variations in performance across competitors, changes in laws, regulations, technologies including transition to 5G, global supply chain, U.S./China trade or national security tensions, and macro-economic and social environments affecting Mobix Labs’ business and changes in the combined capital structure;

•	the inability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transaction, and identify and realize additional opportunities;
•	the risk that Mobix Labs is unable to successfully commercialize its semiconductor products and solutions, or experience significant delays in doing so;
•	the risk that Mobix Labs may never achieve or sustain profitability;
•	the risk that Mobix Labs will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;
•	the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;
•	the risks relating to long sales cycles, concentration of customers, consolidation and vertical integration of customers, and dependence on manufacturers and channel partners;
•	the risk that Mobix Labs may not be able to consummate planned strategic acquisitions, or fully realize anticipated benefits from past or future acquisitions or investments;
•	the risk that Mobix Labs’ patent applications may not be approved or may take longer than expected, and Mobix Labs may incur substantial costs in enforcing and protecting its intellectual property;
•	inability to complete the PIPE investment in connection with the Proposed Transaction; and
•	other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Chavant’s Annual Report on Form 10-K for the year ended December, 31, 2022, which was filed with the SEC on March 31, 2023 (the “2022 Form 10-K”), as such factors may be updated from time to time in Chavant’s filings with the SEC, the Registration Statement and the proxy statement/prospectus contained therein. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Nothing in this Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Chavant nor Mobix Labs gives any assurance that either Chavant, Mobix Labs or the combined company will achieve its expected results. Neither Chavant nor Mobix Labs undertakes any duty to update these forward-looking statements, except as otherwise required by law.

No Offer or Solicitation

This Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transaction and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Amendment No. 2 to the Business Combination Agreement, dated as of November 26, 2023, by and among Chavant Capital Acquisition Corp., CLAY Merger Sub II, Inc. and Mobix Labs, Inc.
10.1	Promissory Note, dated November 30, 2023.
99.1	Supplemental Disclosures to the Proxy Statement/Prospectus.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAVANT ACQUISITION CORP.

Date: November 30, 2023	By:	/s/ Jiong Ma
	Name:	Jiong Ma
	Title:	Chief Executive Officer

Exhibit 2.1

AMENDMENT NO. 2

TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of November 26, 2023, to the Business Combination Agreement, dated as of November 15, 2022, as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of April 7, 2023 (as so amended, the “Current Agreement”), is by and among Chavant Capital Acquisition Corp., an exempted company incorporated under the Laws of the Cayman Islands (“SPAC”), CLAY Merger Sub II, Inc., a Delaware corporation (“Merger Sub”), and Mobix Labs, Inc., a Delaware corporation (the “Company”). Each of SPAC, Merger Sub and the Company will individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Current Agreement.

WHEREAS, on July 18, 2023, special resolutions were passed at an extraordinary general meeting of SPAC amending the SPAC Articles to (a) extend the date by which SPAC must consummate an initial business combination from July 22, 2023 to January 22, 2024 and (b) eliminate from the SPAC Articles (i) the limitation that SPAC shall not redeem the SPAC Ordinary Shares to the extent that such redemption would cause SPAC’s net tangible assets to be less than $5,000,001 and (ii) the limitation that SPAC shall not consummate a business combination unless SPAC has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination (the “SPAC Articles Amendment”);

WHEREAS, Section 9.01(b) of the Current Agreement provides that the Current Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by either SPAC or the Company if the Effective Time shall not have occurred prior to November 22, 2023;

WHEREAS, the SPAC Shareholders’ Meeting is currently scheduled to be held on December 14, 2023 (the “SPAC Meeting Date”);

WHEREAS, Section 9.04 of the Current Agreement provides for the amendment of the Current Agreement at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the Parties;

WHEREAS, the Company Board has unanimously (a) determined that this Amendment, the Current Agreement, as amended by this Amendment, and the Merger are fair to and in the best interests of the Company and its stockholders and (b) has recommended the approval and adoption of the Current Agreement, as amended by this Amendment, and the Merger by the Company Stockholders;

WHEREAS, pursuant to that certain Subscription Agreement, dated as of November 15, 2022 (the “Subscription Agreement”), by and among SPAC, Company and ACE SO4 Holdings Limited, the undersigned subscriber (“Subscriber”), Subscriber has provided its prior written consent to this Amendment (the “Subscriber Consent”);

WHEREAS, in consideration for the Subscriber Consent, the Company has issued to the Subscriber a Company Warrant to purchase 700,000 shares of Company Common Stock at an exercise per share of $0.01;

WHEREAS, the Parties desire to amend the Current Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1.	Amend the definition of “Aggregate Transaction Consideration”. The definition of “Aggregate Transaction Consideration” is hereby amended and restated in its entirety to read as follows:

““Aggregate Transaction Consideration” means a number of shares of SPAC Common Stock equal to (a) the Closing Transaction Consideration plus (b) the number of shares of SPAC Class A Common Stock comprising the Earnout Shares.”

2.	Amend the definition of “Closing Transaction Consideration”. The definition of “Closing Transaction Consideration” is hereby amended and restated in its entirety to read as follows:

““Closing Transaction Consideration” means a number of shares of SPAC Common Stock equal to the sum of (a) the aggregate number of shares of SPAC Class A Common Stock which the holders of Company Common Stock are entitled to receive pursuant to Section 3.01(b)(i), (b) the aggregate number of shares of SPAC Class B Common Stock which the holders of Company Series A Preferred Stock are entitled to receive pursuant to Section 3.01(b)(ii), (c) the aggregate number of shares of SPAC Class B Common Stock which the holders of Company Founder Preferred Stock are entitled to receive pursuant to Section 3.01(b)(iii), (d) the aggregate number of shares of SPAC Class A Common Stock which the holders of Company In-the-Money Vested Options are entitled to receive pursuant to Section 3.01(c)(i), (e) the aggregate number of shares of SPAC Class A Common Stock underlying SPAC Options into which all Company Options that are not Company In-the-Money Vested Options are converted pursuant to Section 3.01(c)(ii), (f) the aggregate number of shares of SPAC Class A Common Stock underlying SPAC RSUs into which all Company RSUs that are unvested are converted pursuant to Section 3.01(c)(iii), and (g) the aggregate number of shares of SPAC Class A Common Stock which the holders of Company Warrants and Company Convertible Instruments are entitled to receive pursuant to Section 3.01(c)(iv).”

3.	Amend the definition of “Per Share Exchange Ratio”. The definition of “Per Share Exchange Ratio” is hereby amended and restated in its entirety to read as follows:

““Per Share Exchange Ratio” means a ratio of one-to-one.”

4.	Remove Section 8.01(g). In light of the SPAC Articles Amendment and the Subscriber Consent, Section 8.01(g) is hereby deleted in its entirety.

5.	Amend Section 9.01(b). In light of the SPAC Articles Amendment, the SPAC Meeting Date and the Subscriber Consent, Section 9.01(b) is hereby amended and restated in its entirety to read as follows:

“by either SPAC or the Company if the Effective Time shall not have occurred prior to January 22, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or”

ARTICLE II

MISCELLANEOUS

6.	No Further Amendment. Except as expressly amended hereby, the Current Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Current Agreement or any of the documents referred to therein.

7.	Effect of Amendment. This Amendment shall form a part of the Current Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Current Agreement shall be deemed a reference to the Current Agreement as amended hereby.

8.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

9.	Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

10.	Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.	Miscellaneous. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Amendment. This Amendment is not assignable by any of the Parties. The headings of the various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

[Signature page follows]

Agreed to and accepted this
26th day of November 2023

CHAVANT CAPITAL ACQUISITION CORP.

By:	/s/ Jiong Ma
Name: Dr. Jiong Ma
Title: Chief Executive Officer

CLAY MERGER SUB II, INC.

By:	/s/ Jiong Ma
Name: Dr. Jiong Ma
Title: Director

MOBIX LABS, INC.

By:	/s/ Keyvan Samini
Name: Keyvan Samini
Title: President and Chief Financial Officer

Exhibit 10.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: November 30, 2023

Principal Amount: Up to $325,000

PROMISSORY NOTE

THIS UNSECURED NOTE is a duly authorized and validly issued promissory note of Chavant Capital Acquisition Corp., a Cayman Islands company (“Chavant” or the “Company”), having its principal place of business at 445 Park Avenue, New York, NY 10022, United States, due on the earlier of (i) the closing of the Business Combination (as defined below) and (ii) the first anniversary of the Original Issue Date (such date being the “Maturity Date”) (this “Note”).

FOR VALUE RECEIVED, the Company promises to pay to the order of Chavant Capital Partners LLC or its registered assigns or successors in interest (the “Holder”), the principal sum of Three Hundred Twenty Five Thousand Dollars ($325,000), or such lesser amount as shall have been advanced by the Holder to the Company and shall remain unpaid under this Note on the Maturity Date, in lawful money of the United States of America, together with all accrued but unpaid interest on such principal amount, on the terms and conditions provided in this Note.

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which commercial banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Business Combination” shall have the meaning set forth in Article 1.1 of the Amended and Restated Memorandum and Articles of Association of the Company.

“Chavant” has the meaning set forth in the recitals hereto.

“Claim” has the meaning set forth in Section 6(i).

“Drawdown Request” has the meaning set forth in Section 2.

“New York Courts” has the meaning set forth in Section 6(c).

“Person” means an individual or corporation, exempted company, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Maturity Date” has the meaning set forth in the recitals hereto.

Section 2. Drawdown Requests. The Company and the Holder hereby agree that, from time to time, at any time on or after the date hereof and prior to the Maturity Date, the Company may request up to Three Hundred Twenty Five Thousand Dollars ($325,000), in aggregate principal amount of borrowings under this Note upon written request (email being sufficient) from the Company to the Holder (each, a “Drawdown Request”). Each Drawdown Request must state the aggregate principal amount requested to be borrowed, and must not be an amount less than Ten Thousand Dollars ($10,000), unless agreed upon in writing by the Company and the Holder. The Holder shall fund each Drawdown Request no later than two (2) Business Days after receipt of such Drawdown Request; provided, however, that, unless otherwise agreed by the Company and the Holder, no more than one Drawdown Request is made by the Company each month, and that the aggregate principal amount outstanding under this Note at any time after giving effect to a drawdown may not exceed Three Hundred Twenty Five Thousand Dollars ($325,000). No fees, payments or other amounts shall be due to Holder in connection with, or as a result of, any Drawdown Request by the Company.

Section 3. Payment of Principal and Interest. From and including the date hereof to, but excluding, the Maturity Date, interest on this Note shall accrue on the unpaid principal amount of this Note outstanding from time to time at a rate per annum equal to 10.00% and shall be payable in United States dollars on the Maturity Date. Interest shall be calculated on the basis of a 360-day year and actual days elapsed. All unpaid principal under this Note, together with all accrued and unpaid interest thereon, shall be immediately due and payable on the Maturity Date. Notwithstanding the aforesaid statement, prepayment of principal, and accrued interest thereon, may be made any time in whole or in part before the Maturity Date.

Section 4. Security. This Note is a general unsecured obligation of the Company.

Section 5. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 6. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 6(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number, email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

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c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

d) Amendment; Waiver. The provisions of this Note, including the provisions of this Section 6(d), may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion.

e) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

f) Execution and Counterparts. This Note may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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g) Successors and Assigns. This Note shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each such holder. Neither party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto.

h) Remedies and Other Obligations. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief). Amounts set forth or provided for herein with respect to payments, (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

i) Trust Waiver. Notwithstanding anything herein to the contrary, the Holder hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account into which the proceeds of the Company’s initial public offering and the proceeds of the sale of the warrants issued in the private placement in connection with the consummation of the initial public offering were deposited, as described in greater detail in the registration statement and prospectus filed by the Company with the Securities and Exchange Commission in connection with the initial public offering, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

j) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

k) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

*********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, each of the parties hereto have caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

CHAVANT CAPITAL ACQUISITION CORP.

By:	/s/ Jiong Ma
Name: Jiong Ma
Title: Chief Executive Officer

Signature Page to Unsecured Note

IN WITNESS WHEREOF, each of the parties hereto have caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

Chavant Capital Partners LLC

By:	Chavant Manager LLC, its Manager
By:	/s/ Jiong Ma
Name: Jiong Ma
Title: Manager

Signature Page to Unsecured Note

Exhibit 99.1

Supplemental Disclosures to the Proxy Statement/Prospectus

The following disclosures supplement the disclosures contained in the Proxy Statement/Prospectus and should be read in conjunction with the disclosures contained in the Proxy Statement/Prospectus, which in turn should be read in its entirety. All page references are to the Proxy Statement/Prospectus, and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus.

The sixth paragraph of the Cover Page of the Proxy Statement/Prospectus is hereby restated as follows:

Based on the number of outstanding shares of Mobix Labs common stock, preferred stock, the number of shares of Mobix Labs common stock underlying the Mobix Labs in-the-money vested options and the warrants and the aggregate amount of Mobix Labs convertible instruments, including SAFEs and promissory notes, outstanding, in each case as of November 21, 2023, assuming no Chavant shareholders exercise redemption rights with respect to their Ordinary Shares in connection with the Transaction, the total numbers of shares of Class A Common Stock and Class B Common Stock expected to be issued in connection with the Closing are approximately 22,281,208 and 2,254,901, respectively. The holders of outstanding shares of common stock, preferred stock, in-the-money vested options, warrants and convertible instruments of Mobix Labs immediately prior to the Closing are expected to hold in the aggregate approximately 77.5% of the issued and outstanding shares of Class A Common Stock and 100% of the issued and outstanding shares of Class B Common Stock, which collectively are expected to represent 87.4% of the combined voting power of the issued and outstanding shares of Common Stock, immediately upon the consummation of the Transaction, in each case assuming no Chavant shareholders exercise redemption rights with respect to their Ordinary Shares in connection with the Transaction and excluding the impact of the issuance of Class A Common Stock as Earnout Shares or Make-Whole Shares (as defined below), as well as additional shares of Class A Common Stock that may become outstanding in the future as a result of the exercise of Chavant’s warrants, the exercise of any warrants convertible from the promissory notes issued by Chavant evidencing the outstanding working capital loans, or any issuance pursuant to the Mobix Labs, Inc. 2023 Equity Incentive Plan or the Mobix Labs, Inc. 2023 Employee Stock Purchase Plan, the exercise of the Assumed Options or the vesting of the Assumed RSUs (collectively, the “Potential Additional Issuances”). Upon the consummation of the Transaction, we expect that the holders of Class B Common Stock, comprised mostly of Mobix Labs’ founders, directors and officers, will own approximately 43.9% of the combined voting power of the issued and outstanding shares of Common Stock of New Mobix Labs and that such holders of Class B Common Stock may exert significant influence on any actions of New Mobix Labs which require stockholder approval.

As of the date hereof, the number of additional shares of Class A Common Stock that would be issued in exchange for the Post-March 26 Financing Securities is 2,895,431.

The eighth paragraph of the Cover Page of the Proxy Statement/Prospectus is hereby restated as follows:

Assuming no Chavant shareholders exercise redemption rights with respect to their Ordinary Shares in connection with the Transaction, the holders of Ordinary Shares issued in Chavant’s initial public offering, the Initial Shareholders (as defined herein) (which holders are Chavant’s sponsor, Chavant Capital Partners LLC (the “Sponsor”), the directors and officers of Chavant and certain designees of the Representatives (as defined herein)) and the PIPE Investor (as defined herein) are expected to hold in the aggregate approximately 2.7%, 6.9% and 12.9%, respectively, of the issued and outstanding shares of Class A Common Stock (assuming no redemptions by the Public Shareholders), which represent 1.5%, 3.9% and 7.2%, respectively, of the combined voting power of the issued and outstanding shares of Common Stock, immediately upon the consummation of the Transaction, excluding the impact of the Potential Additional Issuances and the impact of the expected distribution of Founder Shares by the Sponsor following the Closing as described in footnotes (2), (4) and (9) to the beneficial ownership table set forth under “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs.”

The following definitions are hereby amended, restated and supplemented or, to the extent not included in the Proxy Statement/Prospectus, are included as follows:

“Amendment No. 2” means Amendment No. 2 to the Business Combination Agreement, dated November 26, 2023, by and among Chavant, Merger Sub and Mobix Labs.

“Outside Date” means January 22, 2024.

“Per Share Exchange Ratio” means a ratio of one-to-one.

“PIPE Warrant” means a warrant issued by Mobix Labs to the PIPE Investor to purchase 700,000 shares of Mobix Labs Common Stock at an exercise price of $0.01 per share, which terminates upon the earlier of (i) the closing of the Merger and (ii) the termination of the Business Combination Agreement.

“Warrant Subscription Agreement” means the Warrant Subscription Agreement, dated November 26, 2023, entered into between Mobix Labs and the PIPE Investor, pursuant to which the PIPE Warrant was issued to the PIPE Investor subject to the terms and conditions set forth therein.

“Written Consent to Amendment No. 2” means the irrevocable stockholder written consent in lieu of a meeting containing the requisite vote by the Mobix Labs Stockholders (including the Key Mobix Labs Stockholders) dated November 26, 2023, thereby adopting and approving Amendment No. 2. The Written Consent to Amendment No. 2 was delivered to Chavant on November 26, 2023.

The disclosure on page 23 under the heading “Q. How will the Transaction impact the shares of New Mobix Labs outstanding after the Transaction?” and the disclosure in the first paragraph under the heading “Summary of the Proxy Statement/Prospectus—Ownership of New Mobix Labs After the Closing” on page 47 are hereby restated as follows:

As a result of the Transaction and the consummation of the transactions contemplated by the Business Combination Agreement and the PIPE Subscription Agreement, the amount of shares of Class A Common Stock outstanding will increase by approximately 935.9% to approximately 28,785,877 shares, and the amount of shares of Common Stock (including both Class A Common Stock and Class B Common Stock) will increase by approximately 1,017.0% to approximately 31,040,778 shares (in each case, assuming that no Ordinary Shares are redeemed and no additional Post-March 26 Financing Securities are issued after the date of this Supplement). Additional shares of New Mobix Labs’ Class A Common Stock may become outstanding in the future as a result of the existence of any Post-March 26 Financing Securities as of the Closing, any issuance of the Earnout Shares, any issuance of the Make-Whole Shares, the exercise of the Warrants, the conversion of the Chavant Promissory Notes into Warrants, any issuance upon the exercise of the Assumed Options or the vesting of the Assumed RSUs or pursuant to the 2023 Equity Incentive Plan or the 2023 Employee Stock Purchase Plan. The issuance and sale of any such shares in the public market could adversely impact the market price of the New Mobix Labs’ Class A Common Stock even if the business is doing well.

The disclosure on page 23 under the heading “Q. How much dilution may non-redeeming Chavant shareholders experience in connection with the Transaction, and what equity stake will current Chavant shareholders and Mobix Labs Stockholders have in New Mobix Labs after the Closing?” is hereby restated as follows:

Our Public Shareholders are not required to vote “FOR” the Transaction in order to exercise their redemption rights. Accordingly, the Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is reduced as a result of redemptions by the Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any Public Warrants that it may hold. We cannot predict the ultimate value of the Warrants following the consummation of the Transaction, but assuming that all 778,912 Ordinary Shares held by our Public Shareholders were redeemed (maximum redemption scenario), the 6,000,000 retained outstanding Public Warrants would have an aggregate value of $127,200, based on the price per Public Warrant of $0.0212 on October 30, 2023. In addition, on October 30, 2023, the price per Ordinary Share closed at $11.08. If the Class A Common Stock is trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to the non-redeeming Public Shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming Public Shareholders.

The tables below illustrate the anticipated relative ownership of Public Shareholders, the Initial Shareholders (being the Sponsor, the directors and officers of Chavant and the Representatives’ designees), the PIPE Investor and Mobix Labs equityholders upon completion of the Transaction and the PIPE Private Placement without and after giving effect to the additional dilution that may be caused by the issuance of additional shares in exchange for Post-March 26 Financing Securities, the issuance of Earnout Shares, the issuance of the Make-Whole Shares, the exercise of the outstanding Public Warrants or Private Warrants, the extension of Working Capital Loans under the Chavant Promissory Notes and the exercise of any Warrants convertible from the Working Capital Loans, any issuance upon the exercise of the Assumed Options or the vesting of the Assumed RSUs or pursuant to the 2023 Equity Incentive Plan or the 2023 Employee Stock Purchase Plan under a no redemption scenario and a maximum redemption scenario. In the no redemption scenario as described below in the sensitivity table, the residual equity value owned by the non-redeeming Public Shareholders is assumed to be the deemed value of $10.00 per share and the implied total equity value of New Mobix Labs following the Transaction, assuming no dilution from any additional dilution sources described in the table below, would be $310.4 million. As a result of the redemption amount in the maximum redemption scenario as described below in the sensitivity table, the implied total equity value of New Mobix Labs following the Transaction, assuming no dilution from any additional dilution sources described in the table below, would be $301.6 million in the maximum redemption scenario. These amounts are based solely on an assumed value of $10.00 per share and do not reflect a third-party valuation nor a prediction of the future value of the Mobix Labs Common Stock. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, as described further in Notes 11 through 19 below. Stockholders will experience additional dilution to the extent New Mobix Labs issues any such additional shares after the Closing.

Holders	No Redemption Scenario(1)		% of Outstanding Shares	% of Total Voting Power(3)	Maximum Redemption Scenario(2)		% of Outstanding Shares	% of Total Voting Power(3)
Public Shareholders	778,912		2.5%	1.5%	—		—	—
Sponsor	1,580,813		5.1%	3.1%	1,580,813		5.2%	3.1%
Directors and Officers of Chavant	125,218		0.4%	0.2%	125,218		0.4%	0.2%
Representatives’ designees	293,969		0.9%	0.6%	293,969		1.0%	0.6%
Mobix Labs Equityholders(4)	24,561,866		79.1%	87.4%	24,561,866		81.2%	88.7%
PIPE Investor(5)	3,700,000		11.9%	7.2%	3,700,000		12.2%	7.3%
Total shares outstanding, excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants(6)	31,040,778		100.0%	100.0%	30,261,866		100.0%	100.0%
Assumed total equity value post-redemptions	$310,407,780				$301,613,864
Assumed per share value
Shares outstanding, excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants(8a)	10.00	(7a)			9.97	(7b)
Shares outstanding, on a fully diluted basis(8b)	7.98				7.94

Additional Dilution Sources	No Redemption Scenario(1)	% of Outstanding Shares(9)	% of Total Voting Power(3)(10)	Per Share Value	Maximum Redemption Scenario(2)	% of Outstanding Shares(9)	% of Total Voting Power(3)(10)	Per Share Value
Additional shares in exchange for Post-March 26 Financing Securities(11)	259,497	0.8%	0.5%	$9.92	259,497	0.9%	0.5%	$9.88
Assumed Options and Assumed RSUs(12)	1,678,637	5.1%	3.2%	$9.49	1,678,637	5.3%	3.2%	$9.44
Earnout Shares(13)	3,500,000	10.1%	6.4%	$8.99	3,500,000	10.4%	6.5%	$8.93
Make-Whole Shares(14)	1,285,714	4.0%	2.4%	$9.60	1,285,714	4.1%	2.5%	$9.56
Public Warrants(8b)(15)	6,000,000	16.2%	10.5%	$10.24	6,000,000	16.5%	10.6%	$10.22
Private Warrants(8b)(16)	3,400,000	9.9%	6.2%	$10.15	3,400,000	10.1%	6.3%	$10.12
Working Capital Loans(8b)(17)	1,500,000	4.6%	2.8%	$10.07	1,500,000	4.7%	2.9%	$10.04
Equity Incentive Plan(18)	5,000,000	13.9%	8.9%	$8.61	5,000,000	14.2%	9.0%	$8.55
Employee Stock Purchase Plan(19)	931,223	2.9%	1.8%	$9.71	907,856	2.9%	1.8%	$9.68
Total Additional Dilution Sources(8b)(20)	23,555,071	43.1%	31.5%	$7.98	23,531,704	43.7%	31.8%	$7.94

Note: Percentages may not sum due to rounding.

(1) This scenario assumes that no Ordinary Shares are redeemed by the Public Shareholders.

(2) This scenario assumes that all 778,912 Public Shares issued and outstanding as of November 21, 2023 are redeemed by the Public Shareholders.

(3) Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. The holders of Class B Common Stock are entitled to ten votes per share, and holders of Class A Common Stock are entitled to one vote per share.

(4) This row includes an estimated 22,306,965 shares of Class A Common Stock and 2,254,901 shares of Class B Common Stock to be issued to Mobix Labs equityholders, which includes any shares of Class A Common Stock to be issued in exchange for the Post-March 26 Financing Securities that have been issued as of November 17, 2023 and 964,912 shares of Mobix Labs Common Stock to be issued in the EMI Transaction, assuming that the EMI Transaction will be closed prior to the Closing. As of November 17, 2023, Mobix Labs has issued Post-March 26 Financing Securities consisting of 2,246,714 shares of Mobix Labs Common Stock, warrants to purchase 651,337 shares of Mobix Labs Common Stock (which are assumed to be exercised for 618,696 shares of Class A Common Stock on a net settlement basis), and convertible notes expected to be converted into 30,021 shares of Mobix Labs Common Stock, which are expected to be exchanged into a total of 2,895,431 shares of Class A Common Stock at the Closing. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder, upon transfer or in certain specified circumstances and will automatically convert on the seventh anniversary of the Closing. This row excludes the Earnout Shares.

(5) This row includes (i) 3,000,000 shares of Class A Common Stock to be issued to the PIPE Investor at the Closing pursuant to the PIPE Subscription Agreement and (ii) 700,000 shares of Class A Common Stock to be issued to the PIPE Investor at the Closing as a result of the exercise of the PIPE Warrant for 700,000 shares of Mobix Labs Common Stock immediately prior to the Closing.

(6) The share amounts held by the Public Stockholders and the Initial Shareholders set forth in the first table above are based on 2,778,912 Ordinary Shares, of which 778,912 were Public Shares and 2,000,000 shares were Founder Shares held by the Initial Shareholders, issued and outstanding as of November 17, 2023. The share amounts and ownership percentages set forth in the first table above do not take into account the additional sources of dilution set forth in the second table below. Stockholders will experience additional dilution to the extent New Mobix Labs issues any such additional shares after the Closing.

(7a) This scenario assumes that the shares of Class A Common Stock have a value of $10.00 per share.

(7b) Based on an implied total equity value of New Mobix Labs of $301.6 million, or approximately $310.4 million less approximately $8.8 million (or approximately $11.29 per share, based on the amount of $8,676,157 in the Trust Account as of September 30, 2023, and assuming the deposit of an additional $0.05 per non-redeeming Public Share per month through January 22, 2024 pursuant to the terms of the Third Extension, but without taking into account any interest after September 30, 2023) that would be paid from the Trust Account to redeem all 778,912 Public Shares in connection with the Transaction.

(8a) Calculation of value per share does not take into account the additional sources of dilution, as described in Notes 11 through 19 below.

(8b) Calculation of value per share assumes the issuance of the maximum amount of shares of Class A Common Stock in connection with the additional dilution sources, as described in Notes 11 through 19 below. In addition, calculation of value per share in the rows entitled “Public Warrants,” “Private Warrants” and “Working Capital Loans”, as well as the value per share in the row entitled “Total Additional Dilution Sources”, is based on the applicable Total Equity Value Post-Redemptions in the No Redemption Scenario and the Maximum Redemption Scenario plus the full exercise of the applicable maximum number of Warrants at $11.50 per share for a total cash exercise price of $69.0 million in the row entitled “Public Warrants,” $39.1 million in the row entitled “Private Warrants,” or $17.25 million in the row entitled “Working Capital Loans,” respectively.

(9) The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(10) The Percentage of Total Voting Power with respect to each additional dilution source set forth below, including the Total Dilution Sources, includes the voting power of the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(11) This row reflects the balance between (i) the sum of (x) the estimated maximum amount of 3,000,000 shares of Class A Common Stock that may be issued at the Closing in exchange for Post-March 26 Financing Securities (estimated solely for the purpose of registering a maximum amount of shares of Class A Common Stock under the registration statement on Form S-4 of which this proxy statement/prospectus forms a part in light of the fact that the Business Combination Agreement does not cap the number of such shares that may be issuable) and (y) the 23,500,000 shares of Common Stock to certain Mobix Labs equityholders to be allocated between shares of Class A Common Stock and Class B Common Stock and (ii) the 26,240,503 shares of Class A Common Stock and Class B Common Stock that are expected to be issued to the holders of Mobix Labs Common Stock already issued as of November 17, 2023 or which will be issuable upon exercise of the Assumed Options and vesting of Assumed RSUs that are issued to Mobix Labs equityholders as of November 17, 2023.

(12) This row assumes that an estimated aggregate of 1,678,637 shares of Class A Common Stock potentially issuable upon exercise of the Assumed Options and vesting of Assumed RSUs are issued to Mobix Labs equityholders. Percentages in this row represent (a) the estimated 1,678,637 shares of Class A Common Stock underlying the Assumed Options and vesting of Assumed RSUs set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the estimated 1,678,637 shares of Class A Common Stock underlying the Assumed Options and vesting of Assumed RSUs set forth in the applicable column.

(13) This row assumes that all 3,500,000 Earnout Shares potentially issuable to Earnout Recipients (upon the realization of all of the benchmark share prices in the Business Combination Agreement) are issued to Mobix Labs equityholders and assumes that no additional shares of Class A Common Stock are issued between the Closing and the realization of all such benchmark share prices. Percentages in this row represent (a) the Earnout Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the Earnout Shares set forth in the applicable column.

(14) This row assumes that all 1,285,714 Make-Whole Shares potentially issuable to the PIPE Investor upon the realization of the terms set forth in the PIPE Subscription Agreement and assumes that no additional shares of Class A Common Stock are issued between the Closing and the realization of such benchmark share prices. Percentages in this row represent (a) the Make-Whole Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the Make-Whole Shares set forth in the applicable column.

(15) This row assumes exercise of all Public Warrants outstanding as of November 17, 2023, to purchase 6,000,000 shares of Class A Common Stock. Percentages in this row represent (a) the 6,000,000 shares of Class A Common Stock underlying the Public Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 6,000,000 shares of Class A Common Stock underlying the Public Warrants.

(16) This row assumes exercise of all Private Warrants outstanding as of November 17, 2023, to purchase 3,400,000 shares of Class A Common Stock. Percentages in this row represent (a) the 3,400,000 shares of Class A Common Stock underlying the Private Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 3,400,000 shares of Class A Common Stock underlying the Private Warrants.

(17) This row assumes that the maximum permitted amount of convertible Working Capital Loans in the aggregate amount of $1,500,000 is fully drawn down by Chavant and elected by Sponsor to be converted into Warrants at a price of $1.00 per warrant, and such converted warrants are all exercised at a price of $11.50 per share. Percentages in this row represent (a) the 1,500,000 shares of Class A Common Stock underlying such warrants divided by (b) (i) the amount included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 1,500,000 shares of Class A Common Stock underlying such warrants. As of November 21, 2023, Chavant had drawn down an aggregate of $1,650,000 of Working Capital Loans under the promissory notes issued to the Sponsor, of which $1,150,000 was drawn under convertible promissory notes, and if the Sponsor elected to convert the loans under such convertible promissory notes into Warrants at a price of $1.00 per warrant and such converted warrants were exercised at a price of $11.50 per share, a maximum of 1,150,000 shares of Class A Common Stock could be issued.

(18) This row assumes the grant of Post-Closing RSUs covering 5,000,000 shares of Class A Common Stock over a three-year period beginning one year after the Closing under the 2023 Equity Incentive Plan. The initial amount of shares of Class A Common Stock reserved for issuance under the 2023 Equity Incentive Plan equals 3,104,078 shares of Class A Common Stock in the No Redemption Scenario, or 3,026,187 shares of Class A Common Stock in the Maximum Redemption Scenario, in each case, following the consummation of the Transaction. Such amount may be increased under the annual evergreen feature of the 2023 Equity Incentive Plan or as approved by the New Mobix Labs Board and stockholders. The initial reserve amount is calculated based on 10% of the amount in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants.” Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding, Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the foregoing share amounts, as applicable. This row does not reflect all potential increases that may be made under the annual evergreen feature of the 2023 Equity Incentive Plan, which may cause further dilution to the New Mobix Labs stockholders. See “Proposal No. 6 —  The Equity Incentive Plan Proposal — Description of the Mobix Labs, Inc. 2023 Equity Incentive Plan —  Share Reserve.”

(19) This row (a) assumes the issuance of all shares of Class A Common Stock reserved for issuance under the 2023 Employee Stock Purchase Plan, which equals 931,223 shares of Class A Common Stock in the No Redemption Scenario, or 907,856 shares of Class A Common Stock in the Maximum Redemption Scenario, in each case, following the consummation of the Transaction and (b) is based on 3% of the total number of shares of New Mobix Labs Class A Common Stock issued and outstanding immediately following the Effective Time. This row does not reflect any annual evergreen feature of the 2023 Employee Stock Purchase Plan, which may cause further dilution to the New Mobix stockholders. See “Proposal No. 7  — The Employee Stock Purchase Plan Proposal — Description of the Mobix Labs, Inc. 2023 Employee Stock Purchase Plan — Stock Subject to Employee Stock Purchase Plan.”

(20) This row assumes the issuance of all shares of Class A Common Stock in connection with each of the additional dilution sources, as described further in Notes 11 through 19 above, which equals 23,555,071 shares of Class A Common Stock in the No Redemption Scenario or 23,531,704 shares of Class A Common Stock in the Maximum Redemption Scenario, in each case, following the consummation of the Transaction. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 23,555,071 shares of Class A Common Stock in the No Redemption Scenario or 23,531,704 shares of Class A Common Stock in the Maximum Redemption Scenario.

The numbers of shares and percentage interests set forth in the tables above are based on a number of assumptions described in the footnotes to the tables and that neither Chavant nor Mobix Labs issues any additional equity securities prior to the Transaction. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.

The disclosure on page 31 in the second bullet point under the heading “Q. What interests do the Sponsor and Chavant’s current officers and directors have in the Transaction?,” on page 49 in the second paragraph under the heading “Summary of the Proxy Statement/Prospectus – The Sponsor and Chavant’s Directors and Officers Have Financial Interests in the Transaction” and on page 176 in the second paragraph under the heading “Proposal No. 1 – The Transaction Proposal – The Transaction – Interests of Certain Persons in the Transaction” is hereby supplemented as follows:

In addition, following the Closing of the Transaction, subject to applicable lock-up restrictions and applicable law, the Sponsor expects to distribute to its members, including affiliates of Dr. Jiong Ma, Chavant’s Chief Executive Officer, and Dr. André-Jacques Auberton-Hervé, Chavant’s Chairman, the Founder Shares and Private Warrants it holds, including any Private Warrants issuable upon conversion of working capital loans that are convertible into Warrants. For information regarding the Founder Shares and Private Warrants expected to be distributed to such persons, see “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs,” including footnotes (2) and (4) thereto, as supplemented herein.

The disclosure on page 47 under the heading “Summary of the Proxy Statement/Prospectus—Written Consents” and on page 200 under the heading “Certain Agreements Related to the Transaction—Written Consents” is hereby supplemented as follows:

On November 26, 2023, Mobix Labs delivered to Chavant the irrevocable Written Consent to Amendment No. 2 containing the requisite vote by the Mobix Labs Stockholders (including the Key Mobix Labs Stockholders) in favor of the approval and adoption of Amendment No. 2. The delivery of the Written Consent to Amendment No. 2 by the Consenting Mobix Labs Stockholders was sufficient to adopt Amendment No. 2, and no other vote from any other holder of Mobix Labs Capital Stock is required to consummate the Transaction.

The disclosure on page 168 under the heading “Proposal No. 1 – The Transaction Proposal – The Transaction – The Background of the Transaction” is hereby supplemented as follows:

On November 26, 2023, the parties agreed to Amendment No. 2 to the Business Combination Agreement (i) making certain adjustments to the exchange ratio provided for in the Business Combination Agreement such that a ratio of one-to-one is used as the per share exchange ratio to determine the number of shares of Class A Common Stock and Class B Common Stock into which capital interests in Mobix Labs would convert, (ii) further extending the Outside Date to January 22, 2024 and (iii) deleting the condition to closing of the business combination that Chavant have at least $5,000,001 of net tangible assets after giving effect to the PIPE Private Placement in accordance with the terms of the PIPE Subscription Agreement and following the exercise of redemption rights by Chavant’s Public Shareholders in accordance with Chavant’s Existing Charter.

As consideration for consenting to Amendment No. 2, Mobix Labs issued to the PIPE Investor a warrant on November 26, 2023 to purchase 700,000 shares of Class A Common Stock at an exercise price of $0.01 per share, which shall terminate upon the earlier of (i) the closing of the Merger and (ii) the termination of the Business Combination Agreement.

The disclosure on page 287 under the heading “Chavant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Nasdaq Notice of Non-Compliance with a Continued Listing Rule” is hereby supplemented as follows:

As previously disclosed, on November 9, 2023, the Company presented to the Panel at the Hearing its plan for regaining compliance with the Rules and its request that the Panel grant additional time for the Company to regain compliance. The Panel had the authority to grant additional time not exceeding 180 days from the First Delisting Notice, or March 18, 2024, for the Company to demonstrate compliance with the Rules (the “Compliance Extension”). On November 17, 2023, the Panel granted the Company’s request for continued listing on The Nasdaq Capital Market, subject to the condition that on or before March 18, 2024, the Company completes a business combination with Mobix Labs and demonstrates compliance with the applicable Nasdaq listing rules. There can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

The disclosure on page 290 under the heading “Chavant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” is hereby supplemented as follows:

As of November 21, 2023, the Company had drawn down an aggregate of $1,650,000 of Working Capital Loans under the promissory notes issued to the Sponsor, of which $1,150,000 was drawn under convertible promissory notes. Each of the convertible notes issued to the Sponsor is convertible, at the option of the Sponsor, into a number of Warrants equal to (i) the drawn amount divided (ii) by $1.00, rounded up to the nearest whole Warrant, upon the closing of the initial business combination. The Chairman of the board of directors of the Company or an entity affiliated with him and another existing investor in the Sponsor and/or persons affiliated with such investor provided the funds to the Sponsor for the convertible promissory notes and may receive warrants issuable upon conversion of the convertible promissory notes if the Sponsor determines to convert such notes into warrants following the closing of the initial business combination. The Chairman of the board of directors of the Company or an entity affiliated with him, another existing investor in the Sponsor and/or persons affiliated with such investor and the Chief Executive Officer of the Company provided the funds to the Sponsor for the non-convertible promissory notes. See the restated disclosure for the heading “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs” provided below.

In addition, on November 30, 2023, the Company issued an unsecured non-convertible note in the aggregate principal amount of up to $325,000 to the Sponsor. The promissory note bears interest at the rate of 10.0% per annum and is payable in full in cash upon the earlier of (i) the consummation of the Transaction and (ii) one year from the date of issuance. The Company issued the promissory note in consideration for a loan from the Sponsor to fund, among other things, certain transaction costs of the Company in connection with Transaction. Funds are expected to be provided to the Sponsor for purposes of the loan by an entity affiliated with an existing investor in the Sponsor, the Chief Executive Officer of the Company and the Chairman of the board of directors of the Company or an entity affiliated with him.

The first bullet point on page 336 under the heading “Shares Eligible for Future Sale—Rule 144” is hereby restated as follows:

•	1% of the then outstanding Class A Common Stock or Warrants of New Mobix Labs which, immediately after the Transaction, will equal 287,859 shares of Class A Common Stock (assuming no redemptions) and 94,000 Warrants; or

The disclosure on page 338 under the heading “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs” is hereby restated as follows:

The following table sets forth information regarding (i) the actual beneficial ownership of Ordinary Shares as of November 17, 2023 and (ii) expected beneficial ownership of New Mobix Labs’ Class A Common Stock and Class B Common Stock immediately upon the consummation of the Transaction, assuming the no redemption scenario, and alternatively the maximum redemption scenario, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding Ordinary Shares or shares of Common Stock;

•	each of Chavant’s current named executive officers and directors;

•	each person who will become a named executive officer or director of New Mobix Labs post-Transaction; and

•	all executive officers and directors of Chavant as a group pre-Transaction and all executive officers and directors of New Mobix Labs post-Transaction.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Ordinary Shares pre-Transaction is based on 2,778,912 Ordinary Shares (including 778,912 Public Shares and 2,000,000 Founder Shares), issued and outstanding as of November 17, 2023.

The expected beneficial ownership of New Mobix Labs after the Transaction is based on, in each case, information available as of November 17, 2023, (A) 31,040,778 shares of Common Stock (including 28,785,877 shares of Class A Common Stock and 2,254,901 shares of Class B Common Stock) outstanding at the Closing, assuming no holders of Public Shares exercise their redemption rights in connection therewith (no redemption scenario), and (B) 30,261,866 shares of Common Stock (including 28,006,965 shares of Class A Common Stock and 2,254,901 shares of Class B Common Stock) outstanding at the Closing, assuming holders of all 778,912 Public Shares exercise their redemption rights in connection therewith (maximum redemption scenario), in each case which consists of (i) (x) in the case of the no redemption scenario, 2,778,912 shares of Class A Common Stock converted from a like-number of Ordinary Shares (including 778,912 Public Shares) pursuant to the Domestication and (y) in the case of the maximum redemption scenario, 2,000,000 shares of Class A Common Stock converted from a like-number of Ordinary Shares (being Founder Shares) pursuant to the Domestication; (ii) an estimated 22,306,965 shares of Class A Common Stock that will be issued at the Closing to the holders of shares of Mobix Labs Common Stock, the holders of Mobix Labs Warrants and convertible instruments of Mobix Labs including SAFEs and promissory notes that will be exercised or converted into the right to receive shares of New Mobix Labs Common Stock at the Closing, and the holders of outstanding in-the-money vested Mobix Labs Options that will be converted into the right to receive shares of New Mobix Labs Common Stock at the Closing; and (iii) an estimated 2,254,901 shares of Class B Common Stock that will be issued at the Closing to the holders of shares of Mobix Labs Preferred Stock.

The expected beneficial ownership of shares of New Mobix Labs Common Stock after the Transaction, assuming each of the no redemption scenario and the maximum redemption scenario: (a) assumes the issuance of 3,000,000 shares of Class A Common Stock at the Closing pursuant to the PIPE Subscription Agreement, (b) assumes the exercise by the PIPE Investor of the PIPE Warrant for 700,000 shares of Mobix Labs Common Stock immediately prior to the Closing and the issuance of 700,000 shares of Class A Common Stock at the Closing, (c) excludes the 3,500,000 shares of Class A Common Stock representing the Earnout Shares, and (d) excludes the 1,678,637 shares of Class A Common Stock underlying the Assumed Options and the Assumed RSUs, provided, however, that in computing the number of shares of Class A Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity after the Transaction, we deemed to be outstanding all shares of Class A Common Stock subject to Assumed Options or other convertible securities, including Class B Common Stock, held by that person or entity that are currently exercisable or exercisable within 60 days of the Closing (assuming the Transaction will close on December 19, 2023). We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

For purposes of computing the number of shares of Class A Common Stock beneficially owned by the Sponsor and Dr. Jiong Ma and the percentage ownership of such persons after the Transaction (and for totals including shares held by such persons), the following table further assumes the issuance of shares of New Mobix Labs Capital underlying Private Warrants held by the Sponsor since the Chavant IPO and Private Warrants issuable upon conversion of convertible promissory notes if the Sponsor determines to convert such notes into warrants following the Closing of the Transaction, but the table does not assume such issuance for the purposes of computing the number of shares or the percentage ownership of any other person. In addition, the following table does not reflect record or beneficial ownership of any shares of New Mobix Labs Common Stock issuable as Make-Whole Shares in accordance with the terms set forth in the PIPE Subscription Agreement, as such securities are not issuable within 60 days. To the knowledge of the Company, none of the persons set forth in the table below holds any Public Warrants.

			After the Transaction
	Before the Transaction		Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Chavant Ordinary Shares	%	Number of Shares of New Mobix Labs Class A Common Stock(10)%		Number of Shares of New Mobix Labs Class B Common Stock	%	% of Total Voting Power	Number of Shares of New Mobix Labs Class A Common Stock(10)%		Number of Shares of New Mobix Labs Class B Common Stock	%	% of Total Voting Power
Current Directors and Executive Officers of Chavant
Jiong Ma(2)	1,580,813	55.3%	5,525,145	16.9%	—	—	10.0%	5,525,145	17.3%	—	—	10.1%
André-Jacques Auberton-Hervé(3)(4)	27,826	1.0%	27,826	*	—	—	*	27,826	*	—	—	*
Michael Lee(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
Karen Kerr(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
Bernhard Stapp(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
Patrick J. Ennis(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
All Directors and Executive Officers of Chavant as a Group (six individuals)	1,706,031	59.7%	5,650,363	17.3%	—	—	10.2%	5,650,363	17.7%	—	—	10.4%
Directors and Executive Officers of New Mobix Labs After the Transaction
Fabrizio Battaglia(5)	—	—	766,733	2.7%	125,000	5.5%	3.7%	766,733	2.7%	125,000	5.5%	3.7%
Keyvan Samini(6)	—	—	766,733	2.7%	125,000	5.5%	3.7%	766,733	2.7%	125,000	5.5%	3.7%
James Aralis(7)	—	—	49,548	*	—	—	*	49,548	*	—	—	*
James Peterson	—	—	3,853,196	12.7%	1,449,275	64.3%	32.9%	3,853,196	13.1%	1,449,275	64.3%	33.4%
David Aldrich	—	—	70,011	*	—	—	*	70,011	*	—	—	*
Kurt Busch	—	—	53,799	*	—	—	*	53,799	*	—	—	*
William Carpou	—	—	73,752	*	—	—	*	73,752	*	—	—	*
Frederick Goerner	—	—	534,635	1.8%	217,391	9.6%	4.9%	534,635	1.9%	217,391	9.6%	4.9%
Jiong Ma(2)	1,580,813	55.3%	5,525,145	16.9%	—	—	10.0%	5,525,145	17.3%	—	—	10.1%
All Directors and Executive Officers of New Mobix Labs as a Group (ten individuals)	1,580,813	55.3%	11,693,552	33.7%	1,916,666	85.0%	52.3%	11,693,552	36.5%	1,916,666	85.0%	56.6%
Five Percent and Greater Holders
Chavant Capital Partners LLC(2)	1,580,813	55.3%	5,525,145	16.9%	—	—	10.0%	5,525,145	17.3%	—	—	10.1%
Polar Asset Management Partners Inc.(8)	320,000	11.2%	320,000	1.1%	—	—	*	320,000	1.1%	—	—	*
PIPE Investor(9)	—	—	3,700,000	12.9%	—	—	7.2%	3,700,000	13.2%	—	—	7.3%

* Less than one percent

(1)	Unless otherwise indicated, the business address of each of the entities and individuals prior to the Transaction is c/o Chavant Capital Acquisition Corp., 445 Park Avenue, 9th Floor, New York, NY 10022, and the business address of the entities and individuals after the Transaction is c/o Mobix Labs, Inc., 15420 Laguna Canyon Rd. Suite 100, Irvine, CA 92618.

(2)	Interests shown before the Transaction consist solely of 1,580,913 Founder Shares. Interests shown after the Transaction consist of (i) 1,580,913 Founder Shares, (ii) 2,794,332 Private Warrants held by the Sponsor since the Chavant IPO and (iii) 1,150,000 Private Warrants issuable upon conversion of convertible promissory notes if the Sponsor determines to convert such notes into warrants following the Closing of the Transation. Of those interests, the Sponsor expects to distribute to its members other than Dr. Ma following the Closing of the Transaction, subject to applicable lock-up restrictions and applicable law, (i) 856,213 Founder Shares (as well as up to 40,000 additional Founder Shares that may be allocated by Dr. Ma), (ii) 1,552,780 Private Warrants held by the Sponsor since the Chavant IPO and (iii) all 1,150,000 Private Warrants issuable upon conversion of convertible promissory notes if the Sponsor determines to convert such notes into warrants. The remainder of the Founder Shares and Private Warrants held by the Sponsor are expected to be distributed to Dr. Ma. Chavant Capital Partners LLC is the record holder of the shares reported herein. Dr. Ma is the sole member of Chavant Manager LLC, the manager of the Sponsor, and has voting and investment discretion with respect to the Ordinary Shares held of record by the Sponsor. Dr. Ma disclaims any beneficial ownership of the shares held by the Sponsor, except to the extent of her pecuniary interest therein.

(3)	Interests shown consist solely of Founder Shares.

(4)	In addition to the shares described above, a controlled affiliate of Dr. Auberton-Hervé is an investor in the Sponsor. The shares set forth in the table above do not include 197,582 shares of Class A Common Stock that such affiliate is expected to receive upon the expected distribution, subject to applicable law, of Founder Shares by the Sponsor to its members following the expiration of the lock-up agreement applicable to the Founder Equityholders to be set forth in the Amended and Restated Registration Rights and Lock-Up Agreement. The shares set forth in the table above also do not include 358,324 shares of Class A Common Stock that such controlled affiliate of Dr. Auberton-Hervé would have the right to receive upon the exercise of Private Placement Warrants following the expected distribution, subject to applicable law, of Private Placement Warrants by the Sponsor to its members after they become exercisable 30 days after the Closing. Dr. Auberton-Hervé disclaims beneficial ownership of such shares.

In addition, the Sponsor has made working capital loans to the Company, some of which are convertible into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. Funds were provided to the Sponsor for purposes of certain of the working capital loans by Dr. Auberton-Hervé or his controlled affiliate. To the extent the Sponsor elects to convert such working capital loans into Warrants following the Closing, the Sponsor would be expected, subject to applicable law, to distribute 918,000 of such Warrants to Dr. Auberton-Hervé or such affiliate after they become exercisable 30 days after the Closing. The Warrants would be identical to the Private Placement Warrants. The shares set forth in the table above do not include shares of Class A Common Stock that Dr. Auberton-Hervé or his controlled affiliate would have the right to receive upon the exercise of such Warrants. Dr. Auberton-Hervé disclaims beneficial ownership of such shares.

(5)	Includes 318,204 shares of Class A Common Stock and 125,000 shares of Class B Common Stock expected to be held of record by The Battaglia Trust at the Closing. Fabrizio Battaglia is Trustee of The Battaglia Trust and may be deemed to have voting and investment power over securities held thereby.

(6)	Includes (i) 171,146 shares of Class A Common Stock and 125,000 shares of Class B Common Stock expected to be held of record by The KSSF Trust, dated November 27, 2012 (the “KSSF Trust”) at the Closing, (2) 73,529 shares of Class A Common Stock expected to be held of record by The KSLI Trust, dated December 7, 2012 (the “KSLI Trust”) at the Closing, (iii) 73,529 shares of Class A Common Stock expected to be held of record by The SSLI Trust dated December 7, 2012 (“SSLI Trust”) at the Closing. Keyvan Samini is Trustee of The KSSF Trust and The SSLI Trust, and may be deemed to have voting and investment power over securities held thereby. Keyvan Samini’s spouse is the Trustee of The KSLI Trust and may be deemed to have voting and investment power over securities held thereby.

(7)	Includes options to purchase 20,555 shares of Class A Common Stock exercisable within 60 days of the Closing assuming the Transaction will close on December 19, 2023.

(8)	According to a Schedule 13G/A filed on February 13, 2023, on behalf of Polar Asset Management Partners Inc., the aforementioned entity has beneficial ownership of the securities reported above and the business address of such entity is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(9)	As of the date hereof, includes (i) 3,000,000 shares of Class A Common Stock to be issued to ACE SO4 Holdings Limited (the “PIPE Investor”) at the Closing pursuant to the PIPE Subscription Agreement and (ii) 700,000 shares of Class A Common Stock that the PIPE Investor has the right to acquire at the Closing upon the exercise of the PIPE Warrant for 700,000 shares of Mobix Labs Common Stock issued to the PIPE Investor pursuant to the Warrant Subscription Agreement and the conversion of such shares into shares of Class A Common Stock by virtue of the Merger. Based on information received from the PIPE Investor, the sole voting and investment power over the shares to be received by the PIPE Investor is held by Asia-IO Partners Pte. Ltd. (“Asia Partners International”), and the sole voting and investment power over the shares beneficially owned indirectly by Asia Partners International is held by Acevio Capital Holdings Pte Ltd. (“Acevio”). Denis T. Tse holds the sole voting and investment power over the shares beneficially owned indirectly by Acevio. The business address of the PIPE Investor is c/o Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, and the business address of Asia Partners International, Acevio and Mr. Tse is 8 Marina Road, Asia Square Tower One, #43-01, Singapore 018960. Each of Asia Partners International, Acevio and Mr. Tse may be deemed to be the beneficial owners of any shares of Class A Common Stock acquired by the PIPE Investor.

After the date hereof but prior to the Closing, based on information received from the PIPE Investor, the PIPE Investor expects to assign its rights and obligations under the PIPE Subscription Agreement and the Warrant Subscription Agreement with respect to at least a majority of the shares of Class A Common Stock to be issued pursuant to the PIPE Subscription Agreement and at least a majority of the Mobix Labs Common Stock that the PIPE Investor has the right to acquire pursuant to the PIPE Warrant to ACE Convergence II LLC (“ACE Convergence”). The sole managing member of ACE Convergence is Asia Partners International, and Asia Partners International will have sole voting and investment power over the shares to be received by ACE Convergence. Acevio will have sole voting and investment power over the shares to be beneficially owned indirectly by Asia Partners International, and Mr. Tse will hold sole voting and investment power over the shares to be beneficially owned indirectly by Acevio. The business address of ACE Convergence is 8 Marina Road, Asia Square Tower One, #43-01, Singapore 018960. Each of Asia Partners International, Acevio and Mr. Tse may be deemed to be the beneficial owner of any shares of Class A Common Stock acquired by ACE Convergence.

In addition to the shares described above, as previously disclosed, the PIPE Investor is an affiliate of an investor in the Sponsor but does not control the Company or the Sponsor. The shares set forth in the table above do not include 658,631 shares of Class A Common Stock that a controlled affiliate of Mr. Tse is expected to receive upon the expected distribution, subject to applicable law, of Founder Shares by the Sponsor to its members following the expiration of the lock-up agreement applicable to the Founder Equityholders to be set forth in the Amended and Restated Registration Rights and Lock-Up Agreement. The shares set forth in the table above also do not include 1,194,456 shares of Class A Common Stock that such controlled affiliate of Mr. Tse would have the right to receive upon the exercise of Private Placement Warrants following the expected distribution, subject to applicable law, of Private Placement Warrants by the Sponsor to its members after they become exercisable 30 days after the Closing. Mr. Tse disclaims beneficial ownership of such shares.

In addition, the Sponsor has made working capital loans to the Company, some of which are convertible into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. Funds were provided to the Sponsor for purposes of certain of the working capital loans by Mr. Tse and a controlled affiliate of Mr. Tse. To the extent the Sponsor elects to convert such working capital loans into Warrants following the Closing, the Sponsor would be expected, subject to applicable law, to distribute 232,000 of such Warrants to Mr. Tse and his controlled affiliate after they become exercisable 30 days after the Closing. The Warrants would be identical to the Private Placement Warrants. The shares set forth in the table above do not include shares of Class A Common Stock that Mr. Tse and his controlled affiliate would have the right to receive upon the exercise of such Warrants. Mr. Tse disclaims beneficial ownership of such shares.

(10)	The number of shares of New Mobix Labs Class A Common Stock beneficially owned by each person or entity includes any shares of New Mobix Labs Class B Common Stock (which is convertible for Class A Common Stock) beneficially owned by such person or entity.